Exhibit 99.1

MoneyGram Agrees to Merge with Ant Financial

MoneyGram will continue to be headquartered in the United States and operate under its existing brand

DALLAS and HANGZHOU – January 26, 2017 – MoneyGram (NASDAQ: MGI), a global provider of innovative money transfer services, and Ant Financial Services Group, one of the world’s leading digital financial services providers and parent company of Alipay, a global mobile payment platform, today announced that they have entered into a definitive agreement under which MoneyGram will merge with Ant Financial, with stockholders of MoneyGram being offered $13.25 per share in cash. The transaction will connect MoneyGram’s money transfer network of 2.4 billion bank and mobile accounts and 350,000 physical locations with Ant Financial’s users, who enjoy a broad suite of technology-based financial services, including payments, credit and insurance products. The combination will provide consumers in over 200 countries and territories with convenient and accessible financial services, which furthers Ant Financial’s mission to promote equal access to financial services globally.

The services of MoneyGram and Ant Financial are highly complementary. MoneyGram, which will remain headquartered in Dallas and continue to operate under its existing brand, will be able to leverage Ant Financial’s global presence and existing network to serve more than 630 million users – including 450 million with Alipay and 180 million with India’s leading mobile payment provider Paytm – to increase MoneyGram’s transaction volume across the broad Asia-Pacific region. The transaction will also help expand Ant Financial’s business in new global markets following its recent partnerships with Paytm in India and Ascend Money in Thailand.

“The acquisition of MoneyGram is a significant milestone in our mission to bring inclusive financial services to users around the world,” said Eric Jing, Chief Executive Officer of Ant Financial. “We believe financial services should be simple, low-cost and accessible to the many, not the few. The combination of Ant Financial and MoneyGram will provide greater access, security and simplicity for people around the world to remit funds, especially in major economies such as the United States, China, India, Mexico and the Philippines.”

Mr. Jing continued: “One of MoneyGram’s greatest strengths is its high-quality team of employees. We are committed to continuing to invest in MoneyGram’s workforce and growing jobs in the United States, where MoneyGram has made a mark with outstanding customer service, innovative products and industry-leading technology and compliance programs.”

“This transaction will significantly benefit consumers throughout the world who depend on innovative and reliable financial connections to friends and family,” said Alex Holmes, Chief Executive Officer of MoneyGram. “MoneyGram can now accelerate and expand our suite of global hybrid solutions and integrate an even larger digital and physical network, making money transfers easier for customers and providing a wider selection of services for the agents who serve them around the world. Ant Financial is an ideal partner for MoneyGram; together, we will be able to expand our business and, in doing so, offer more people around the world access to a reliable financial connection to loved ones.”

Transaction Highlights

The transaction is valued at approximately $880 million for all of MoneyGram’s common and preferred shares on a fully diluted basis and Ant Financial will assume or refinance MoneyGram’s outstanding debt. The per share consideration represents a premium of approximately 20 percent to MoneyGram’s volume weighted average share price over the prior three month period. The transaction has been approved by the MoneyGram Board of Directors. In addition, Thomas H. Lee Partners and certain MoneyGram executives who collectively own approximately 46 percent of the outstanding voting shares of MoneyGram have entered into agreements with MoneyGram to vote in favor of the transaction. The transaction is subject to the approval of MoneyGram stockholders, regulatory approvals and other customary closing conditions. The acquisition is expected to close in the second half of 2017.

Upon completion of the transaction, MoneyGram will retain the MoneyGram brand name and management team. Alex Holmes will continue to serve as Chief Executive Officer of MoneyGram and work with Douglas Feagin, Senior Vice President of Ant Financial, and Souheil Badran, General Manager for North America, from Ant Financial to drive the integration between the two organizations. MoneyGram will remain headquartered in Dallas and is expected to maintain and grow its U.S.-based workforce.

Advisors

Citi is serving as financial advisor to Ant Financial and Simpson Thacher & Bartlett LLP is serving as its legal advisor. BofA Merrill Lynch is serving as financial advisor to MoneyGram and Vinson & Elkins LLP is serving as its legal advisor.

About Ant Financial

Ant Financial Services Group is focused on serving small and micro enterprises, as well as consumers. With the vision “bring small and beautiful changes to the world,” Ant Financial is dedicated to building an open ecosystem of Internet thinking and technologies while working with other financial institutions to support the future financial needs of society. Businesses operated by Ant Financial Services Group include Alipay, Ant Fortune, Zhima Credit and MYbank. For more information on Ant Financial, please visit our website at www.antgroup.com or follow us on Twitter @AntFinancial.

About MoneyGram

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in select markets. More information about MoneyGram International, Inc. is available at moneygram.com.

Additional Information for Stockholders

The proposed transactions will be submitted to the stockholders of MoneyGram for their consideration. In connection with the proposed transaction, MoneyGram will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, MoneyGram may also file other relevant documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by MoneyGram, at MoneyGram’s website, corporate.moneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from MoneyGram by directing such request to Suzanne Rosenberg, telephone: 214-979-1400.

Participants in the Solicitation

MoneyGram and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MoneyGram in connection with the proposed transaction. Information about the directors and executive officers of MoneyGram is set forth in the Proxy Statement on Schedule 14A for the 2016 annual meeting of stockholders for MoneyGram, which was filed with the SEC on April 4, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This communication contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect MoneyGram’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. The statements in this communication that are not historical statements are forward-looking statements within the meaning of the federal securities laws, including, among other things, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, costs and other anticipated financial impacts of the proposed transaction. These statements are subject to numerous risks and uncertainties, many of which are beyond MoneyGram’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of MoneyGram’s stockholders; the timing to consummate the proposed transaction; the satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval (including CFIUS approval) that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; adverse credit and equity market conditions; the loss of, or reduction in business with, key customers; legal proceedings; the ability to effectively identify and enter new markets; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in MoneyGram’s SEC filings. MoneyGram’s filings may be obtained by contacting MoneyGram or the SEC or through MoneyGram’s web site at corporate.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement.

Contacts

Ant Financial Contact

Tim Danaher

Brunswick Group

Mobile: +1 888 302 0777

E-mail: tdanaher@brunswickgroup.com

MoneyGram Contact

Michael Freitag / Joseph Sala / Viveca Tress

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449